Exhibit 10.1

ADVISORY AGREEMENT

BETWEEN

RITHM PERPETUAL LIFE RESIDENTIAL TRUST

AND

RCM GA MANAGER LLC

TABLE OF CONTENTS

Page

1.	Definitions	1
2.	Appointment	4
3.	Duties of the Adviser	5
4.	Authority of Adviser	7
5.	Bank Accounts	8
6.	Records; Access	8
7.	Limitations on Activities	9
8.	Other Activities of the Adviser	9
9.	Relationship with Trustees and Officers	11
10.	Compensation	11
11.	Expenses	13
12.	Other Services	17
13.	No Joint Venture	17
14.	Term	17
15.	Termination by the Parties	17
16.	Assignment to an Affiliate	17
17.	Payments to and Duties of Adviser Upon Termination	17
18.	Indemnification by the Trust	18
19.	Indemnification by Adviser	18
20.	Non-Solicitation	18
21.	Miscellaneous	19

i

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”), dated as of November 18, 2025 (the “Effective Date”), is by and between Rithm Perpetual Life Residential Trust, a Maryland statutory trust (the “Trust”), and RCM GA Manager LLC, a Delaware limited liability company (the “Adviser”). Capitalized terms used herein shall have the meanings ascribed to them in Section 1 below.

W I T N E S S E T H

WHEREAS, the Trust intends to qualify as a REIT, and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Code;

WHEREAS, the Trust desires to avail itself of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Adviser and to have the Adviser undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the board of trustees of the Trust (the “Board”), all as provided herein; and

WHEREAS, the Adviser is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties agree as follows:

1.            Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:

“Acquisition Expenses” shall mean any and all expenses incurred by the Trust, the Adviser or any of their respective Affiliates either in connection with the selection, evaluation, structuring, acquisition, origination, financing and development of any investments, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses and title insurance premiums and the costs of performing due diligence, as well as expenses of other transactions relating to the investments, including repayments, maturities and workouts.

“Adjusted Capital” shall mean cumulative net proceeds generated from sales of Class S Common Shares, Class T Common Shares, Class D Common Shares, Class I Common Shares and Class J-2 Common Shares (including proceeds from the distribution reinvestment plan) reduced for Distributions from non-liquidating dispositions of its investments paid to Class S, Class T, Class D, Class I and Class J-2 Shareholders and amounts paid to Class S, Class T, Class D, Class I and Class J-2 Shareholders for share repurchases pursuant to the Trust’s share repurchase plan.

“Adviser” shall have the meaning set forth in the preamble of this Agreement.

“Adviser Designee” shall have the meaning set forth in Section 9.

“Adviser Expenses” shall have the meaning set forth in Section 11(a).

“Affiliate” shall have the meaning set forth in the Declaration of Trust.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Board” shall have the meaning set forth in the Recitals.

“Bylaws” shall mean the bylaws of the Trust, as amended from time to time.

“CEA” shall mean the U.S. Commodities Exchange Act, as amended.

“Change of Control” shall mean any event (including, without limitation, issue, transfer or other disposition of shares of the Trust, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Trust representing greater than 50% or more of the combined voting power of Trust’s then outstanding securities, respectively; provided that a Change of Control shall not be deemed to occur as a result of any widely distributed offering of the Shares.

“Class D Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Class E Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Class I Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Class J Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Class J-2 Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Class S Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Class T Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Shares” shall have the meaning set forth in the Declaration of Trust.

“Core Earnings” shall mean, for the applicable performance measurement period, the net income (loss) attributable to Shareholders of Class S Common Shares, Class T Common Shares, Class D Common Shares, Class I Common Shares and Class J-2 Common Shares, computed in accordance with GAAP, including realized gains (losses) not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the Performance Fee, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, (v) one-time events pursuant to changes in GAAP and (vi) certain non-cash adjustments and certain material non-cash income or expense items, in each case after discussions between the Adviser and the Independent Trustees and approved by a majority of our Independent Trustees. The Adviser shall calculate Core Earnings (after consultation with and approval by our Independent Trustees with respect to the exclusion of certain non-cash items and adjustments). However, the Adviser shall be ultimately and solely responsible for determining Core Earnings.

“Declaration of Trust” shall mean the Amended and Restated Declaration of Trust of the Trust, dated as of November 18, 2025, as it may be amended, supplemented or restated from time to time.

“Distribution Fees” shall mean any distribution fees with respect to Class J Common Shares and Class J-2 Common Shares payable to a third-party pursuant to a placement agreement or similar agreement among such third-party, the Trust and the Adviser.

“Distributions” shall mean any distributions, pursuant to Section 7.6 of the Declaration of Trust, by the Trust to owners of Common Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Hurdle Rate” shall have the meaning set forth in Section 10(b).

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America from time to time.

“Independent Compliance Reviewer” shall mean an independent reviewer who has been approved by the Board to review and approve principal transactions under Section 206(3) of the Investment Advisers Act of 1940, as amended.

“Independent Trustee” shall have the meaning set forth in the Declaration of Trust.

“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended.

“Investment Guidelines” shall mean the investment guidelines adopted by the Board, as amended from time to time, pursuant to which the Adviser has discretion to acquire and dispose of investments for the Trust without the prior approval of the Board.

“Management Fee” shall have the meaning set forth in Section 10(a).

“NAV” shall have the meaning set forth in the Declaration of Trust.

“Organization and Offering Expenses” shall have the meaning set forth in the Declaration of Trust.

“Other Rithm Accounts” shall mean collectively, investors, third parties or other businesses, investment vehicles, accounts, arrangements or clients that are sponsored, managed and/or advised by Rithm Capital or its affiliates, including the Adviser.

“Performance Fee” shall have the meaning set forth in Section 10(b).

“Person” shall mean an individual, corporation, business trust, estate, trust, partnership, joint venture, limited liability company or other legal entity.

“Publicly Offered REIT” shall be as defined in Section 562(c)(2) of the Code.

“PPM” shall have the meaning set forth in the Declaration of Trust.

“REIT” shall have the meaning set forth in the Declaration of Trust.

“Rithm affiliate” shall mean all affiliates, partners, members, shareholders, officers, directors, trustees and employees of Rithm Capital.

“Rithm Capital” shall mean, collectively, Rithm Capital Corp., a Delaware corporation, and any Affiliate thereof.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in the Declaration of Trust.

“Shareholder Servicing Fee” shall mean the ongoing servicing fee as described in the PPM.

“Shareholder” shall have the meaning set forth in the Declaration of Trust.

“Termination Date” shall mean the date of termination of this Agreement or expiration of this Agreement in the event this Agreement is not renewed for an additional term.

“Trustees” shall have the meaning set forth in the Declaration of Trust.

“Trust” shall have the meaning set forth in the preamble of this Agreement.

“Upfront Sales Load” shall have the meaning set forth in the Declaration of Trust.

“Valuation Guidelines” shall mean the valuation guidelines of the Trust as have been adopted by the Board, as amended from time to time.

2.              Appointment. The Trust hereby appoints the Adviser to serve as its investment adviser on the terms and conditions set forth in this Agreement, and the Adviser hereby accepts such appointment. Except as otherwise provided in this Agreement, the Adviser hereby agrees to use its commercially reasonable efforts to perform the duties set forth herein; provided that the Trust reimburses the Adviser for costs and expenses in accordance with Section 11.

3.              Duties of the Adviser. Subject to the oversight of the Board and the terms and conditions of this Agreement and the Investment Guidelines and consistent with the provisions of the Trust’s most recent PPM, the Declaration of Trust and Bylaws, the Adviser will have plenary authority with respect to the management of the business and affairs of the Trust and will be responsible for implementing the investment strategy of the Trust. The Adviser will use commercially reasonable efforts to perform (or cause to be performed through one or more of its Affiliates or third parties) such services and activities relating to the selection of investments and the rendering of investment advice to the Trust as may be appropriate or otherwise mutually agreed from time to time, which may include, without limitation:

(a)            serving as an advisor to the Trust with respect to the establishment and periodic review of the Investment Guidelines for the Trust’s investments, financing activities and operations;

(b)            sourcing, evaluating and monitoring the Trust’s investment opportunities and executing the acquisition, origination, management, financing and disposition of the Trust’s assets, in accordance with the Investment Guidelines and the Trust’s investment policies, strategies, objectives and limitations, subject to oversight by the Board;

(c)            with respect to prospective acquisitions, originations, purchases, sales, exchanges or other dispositions of investments, conducting negotiations on the Trust’s behalf with borrowers, sellers, purchasers and other counterparties and, if applicable, their respective agents, advisors and representatives, and determining the structure and terms of such transactions;

(d)            providing the Trust with portfolio management and other related services;

(e)            serving as the Trust’s advisor with respect to decisions regarding any of the Trust’s financings, hedging activities or borrowing, including (i) assisting the Trust in developing criteria for financing that is specifically tailored to the Trust’s investment objectives, (ii) advising the Trust with respect to obtaining appropriate financing for the investments (which, in accordance with applicable law and the terms and conditions of this Agreement and the Declaration of Trust and Bylaws, as applicable, may include financing by the Adviser or its Affiliates) and (iii) negotiating and entering into, on the Trust’s behalf, financing arrangements (including one or more credit facilities), repurchase agreements, interest rate or currency swap agreements, hedging arrangements, foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Trust’s activities;

(f)            engaging and supervising, on the Trust’s behalf and at the Trust’s expense, independent contractors, advisors, consultants, attorneys, accountants, administrators, auditors, appraisers, independent valuation agents, Independent Compliance Reviewers, escrow agents and other service providers (which may include Affiliates of the Adviser) that provide various services with respect to the Trust, including, without limitation, accounting, investment banking, securities brokerage, mortgage brokerage, valuation services, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including custody and transfer agent and registrar services) as may be required by Trust’s activities or investments (or potential investments);

(g)            communicating on the Trust’s behalf with the holders of any of the Trust’s equity or debt securities, as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(h)            advising the Trust in connection with policy decisions to be made by the Board;

(i)             providing the daily management of the Trust, including performing and supervising the various administrative functions reasonably necessary for the management of the Trust;

(j)             engaging one or more sub-advisors with respect to the management of the Trust, including, where appropriate, Affiliates of the Adviser;

(k)            engaging Affiliates or third parties to act as loan servicers with respect to loans held directly or indirectly by the Trust;

(l)             evaluating hedging strategies and engaging in hedging activities on the Trust’s behalf, consistent with the Trust’s qualification as a REIT and with the Investment Guidelines;

(m)           investing and reinvesting any moneys and securities of the Trust (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or other Distributions to the Shareholders) and advising the Trust as to its capital structure and capital raising;

(n)            determining valuations for the assets and liabilities of the Trust and calculating the NAV in accordance with the Valuation Guidelines and, in connection therewith, obtaining valuation reports and/or appraisals performed by third-party appraisal firms, as needed, or conducting fair valuation determinations concerning the value of the Trust’s assets and liabilities;

(o)            providing input in connection with the appraisals of the Trust’s investments, as needed;

(p)            monitoring the Trust’s investments for events that may be expected to have a material impact on the most recent estimated values;

(q)            monitoring each appraiser’s or valuation service provider’s valuation process to ensure that it complies with the Valuation Guidelines;

(r)             delivering to, or maintaining on behalf of, the Trust copies of valuation reports or appraisals obtained in connection with its investments, if any;

(s)            in the event that the Trust is a commodity pool under the CEA, acting as the Trust’s commodity pool operator for the period and on the terms and conditions set forth in this Agreement, including, for the avoidance of doubt, the authority to make any filings, submissions or registrations (including for exemptive or “no action” relief) to the extent required or desirable under the CEA (and the Trust hereby appoints the Adviser to act in such capacity and the Adviser accepts such appointment and agrees to be responsible for such services);

(t)             placing, or arranging for the placement of, orders of investments pursuant to the Adviser’s investment determinations for the Trust either directly with the issuer or with a broker or dealer (including any Affiliated broker or dealer);

(u)            making, from time to time, or at any time reasonably requested by the Board, reports to the Board of its performance of services to the Trust under this Agreement, including reports with respect to potential conflicts of interest involving the Adviser or any of its Affiliates;

(v)            advising the Trust regarding the Trust’s ability to elect REIT status and, thereafter, maintaining the Trust’s qualification as a REIT, as well as monitoring compliance with the various REIT qualification tests and other rules set out in the Code and the regulations promulgated thereunder by the U.S. Treasury Department;

(w)           taking all necessary actions to enable the Trust and any subsidiaries thereof to make required tax filings and reports, including soliciting Shareholders for required information to the extent necessary under the Code or regulations promulgated by the U.S. Treasury Department;

(x)             assisting the Trust in maintaining the registration of the Shares under federal and state securities laws, as applicable, with respect to any offering and complying with all federal, state and local regulatory requirements applicable to the Trust with respect to any offering and the Trust’s business activities (including the Sarbanes-Oxley Act of 2002, as amended), including, with respect to any offering, preparing or causing to be prepared all supplements to the PPM and financial statements and all reports and documents, if any, required under the Securities Act or the Exchange Act; and

(y)            performing such other services from time to time in connection with the management of the Trust’s investment activities as the Board shall reasonably request and/or the Adviser shall deem appropriate under the particular circumstances.

4.              Authority of Adviser.

(a)            Pursuant to the terms of this Agreement (including the restrictions included in this Section 4 and in Section 7), and subject to the continuing and exclusive authority of the Board over the management of the Trust, the Board (by virtue of its approval of this Agreement and authorization of the execution hereof by the officers of the Trust) hereby delegates to the Adviser the authority to take, or cause to be taken, any and all actions and to execute and deliver any and all agreements, certificates, assignments, instruments or other documents and to do any and all things that, in the judgment of the Adviser, may be necessary or advisable in connection with the Adviser’s duties described in Section 3, including the making of any investment that fits within the Investment Guidelines and objectives, policies and limitations of the Trust and within the discretionary limits and authority as granted to the Adviser from time to time by the Board.

(b)            Notwithstanding the foregoing, any investment that does not fit within the Investment Guidelines will require the prior approval of the Board or any duly authorized committee of the Board, as the case may be. Except as otherwise set forth herein, in the Investment Guidelines or in the Declaration of Trust, any investment that fits within the Investment Guidelines may be made by the Adviser on the Trust’s behalf without the prior approval of the Board or any duly authorized committee of the Board.

(c)            The prior approval of a majority of the Trustees (including a majority of the Independent Trustees) not otherwise interested in the transaction or, if applicable, an Independent Compliance Reviewer will be required for each transaction to which the Adviser or its Affiliates is a party.

(d)            The Board will review the Investment Guidelines periodically, in its discretion, and may, at any time upon the giving of notice to the Adviser, amend the Investment Guidelines; provided, however, that such modification or revocation shall be effective upon receipt by the Adviser or such later date as is specified by the Board and included in the notice provided to the Adviser, and such modification or revocation shall not be applicable to investment transactions to which the Adviser has committed the Trust prior to the date of receipt by the Adviser of such notification, or if later, the effective date of such modification or revocation specified by the Board.

(e)            The Adviser may retain, for and on behalf, and at the sole cost and expense, of the Trust, such services as the Adviser deems necessary or advisable in connection with the management and operations of the Trust, which may include Affiliates of the Adviser or unaffiliated third parties; provided, that any such services may only be provided by Affiliates to the extent such services (i) do not exceed market rates, as determined by the Adviser to be appropriate under the circumstances or (ii) are approved by a majority of the Trustees (including a majority of the Independent Trustees) not otherwise interested in such transactions. In performing its duties under Section 3, the Adviser shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Adviser at the Trust’s sole cost and expense.

5.              Bank Accounts. The Adviser may establish and maintain one or more bank accounts in the name of the Trust and any subsidiary thereof and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Trust, consistent with the Adviser’s authority under this Agreement; provided that no funds shall be commingled with the funds of the Adviser; and the Adviser shall from time to time render, upon request by the Board, its audit committee or the auditors of the Trust, appropriate accountings of such collections and payments to the Board, its audit committee and the auditors of the Trust, as applicable.

6.              Records; Access. The Adviser shall maintain, or shall cause to be maintained, appropriate records of its activities hereunder and make such records, or shall cause such records to be made, available for inspection by the Board and by counsel, auditors and authorized agents of the Trust, at any time or from time to time during normal business hours. The Adviser shall at all reasonable times have access to the books and records of the Trust.

7.              Limitations on Activities. The Adviser shall refrain from any action that, in its sole judgment made in good faith, (a) is not in compliance with the Investment Guidelines, (b) would adversely and materially affect the qualification of the Trust as a REIT under the Code or the status of the Trust as an entity excluded from investment company status under the Investment Company Act, or (c) would materially violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Trust or of any exchange on which the securities of the Trust may be listed or that would otherwise not be permitted by the Declaration of Trust or Bylaws. If the Adviser is ordered to take any action by the Board, the Adviser shall notify the Board if it is the Adviser’s reasonable judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Declaration of Trust or Bylaws. Notwithstanding the foregoing, neither the Adviser nor any of its Affiliates shall be liable to the Trust, the Board, or the Shareholders for any act or omission by the Adviser or any of its Affiliates, except as provided in Section 19 of this Agreement.

8.              Other Activities of the Adviser.

(a)            Nothing in this Agreement shall (i) prevent the Adviser, Rithm Capital or any Rithm affiliate from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Trust, including, without limitation, the sponsoring, closing, advising and/or managing of any Other Rithm Accounts, (ii) in any way bind or restrict the Adviser, Rithm Capital or any Rithm affiliate from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Adviser, Rithm Capital or any Rithm affiliate may be acting, or (iii) prevent the Adviser, Rithm Capital or any Rithm affiliate from receiving fees or other compensation or profits from such activities described in this Section 8(a) which shall be for the sole benefit of the Adviser (and/or Rithm Capital or one or more Rithm affiliates). While information and recommendations supplied to the Trust shall, in the Adviser’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Trust, such information and recommendations may be different in certain material respects from the information and recommendations supplied by the Adviser or any Affiliate of the Adviser to others (including, for greater certainty, the Other Rithm Accounts and their investors, as described more fully in Section 8(b)).

(b)            The Adviser and the Trust acknowledge and agree that, notwithstanding anything to the contrary contained herein, (i) the Adviser and its Affiliates sponsor, advise and/or manage Other Rithm Accounts and may in the future sponsor, advise and/or manage additional Other Rithm Accounts and (ii) with respect to Other Rithm Accounts, including Rithm affiliates and Rithm Capital, with investment objectives or guidelines that overlap with the Trust, the Adviser and its Affiliates will allocate investment opportunities between the Trust, Rithm Capital, Rithm affiliates and such Other Rithm Accounts in accordance with the Adviser’s prevailing policies and procedures on a basis that the Adviser and its Affiliates determine to be reasonable in their sole discretion, and there may be circumstances where investments that are consistent with the Investment Guidelines may be shared with or allocated to one or more Other Rithm Accounts (in lieu of the Trust) in accordance with the Adviser’s prevailing policies and procedures. In particular, the Trust and the Board acknowledge that: (i) not all investment opportunities identified by the Adviser that are suitable for the Trust will be made available to the Trust; (ii) certain investments that would be suitable for the Trust will be retained by Rithm Capital or its Affiliates that originated such investments or will be sold to third parties and therefore will not be available for investment and will not be part of the Adviser’s investment allocation protocols; (iii) consistent with the Adviser’s allocation policy, the Adviser may allocate investment opportunities that fall within the Trust’s investment objectives between the Trust, Rithm Capital, its Affiliates and/or Other Rithm Accounts, and may allocate up to 100% of such an opportunity to its Affiliates, including Rithm Capital, and/or Other Rithm Accounts; and (iv) the Adviser’s Affiliates, including Rithm Capital, and Other Rithm Accounts, may receive an allocation in a pool of loans that are not allocated to the Trust.

(c)            In connection with the services of the Adviser hereunder, the Trust and the Board acknowledge and agree that (i) as part of Rithm Capital’s regular businesses, personnel of Rithm Capital and the Adviser and their Affiliates may from time-to-time work on other projects and matters (including with respect to Rithm Capital and one or more Other Rithm Accounts), and that conflicts may arise with respect to the allocation of personnel between the Trust, on the one hand, and Rithm Capital and /or one or more Other Rithm Accounts and/or the Adviser and such other Affiliates, (ii) unless prohibited by the Declaration of Trust, Rithm Capital and Other Rithm Accounts may invest, from time to time, in investments in which the Trust also invests (including at a different level of an issuer’s capital structure (e.g., an investment by an Other Rithm Client in a mezzanine debt interest with respect to the same issuer to whom the Trust has made a mortgage loan)) and while the Adviser will seek to resolve any such conflicts in a fair and reasonable manner in accordance with its prevailing policies and procedures with respect to conflicts resolution among Other Rithm Accounts generally, such transactions are not required to be presented to the Board or any committee thereof for approval (unless otherwise required by the Declaration of Trust or the Investment Guidelines), and there can be no assurance that any conflicts will be resolved in the Trust’s favor, (iii) the Trust will from time to time pay fees to the Adviser and its Affiliates, including portfolio entities of Other Rithm Accounts, for providing various services described in the PPM (including loan servicing provided by Affiliates of the Adviser), which fees will be in addition to the compensation paid to the Adviser pursuant to Section 10 hereof, (iv) the Adviser and its Affiliates may from time to time receive fees from portfolio entities or other issuers for providing Services, including with respect to Other Rithm Accounts and related portfolio entities, and while such fees may give rise to conflicts of interest, the Trust will not receive the benefit of any such fees, and (v) the terms and conditions of the governing agreements of such Other Rithm Accounts (including with respect to the economic, reporting, and other rights afforded to investors in such Other Rithm Accounts) are materially different from the terms and conditions applicable to the Trust and the Shareholders, and neither the Trust nor the Shareholders (in such capacity) shall have the right to receive the benefit of any such different terms applicable to investors in such Other Rithm Accounts as a result of an investment in the Trust or otherwise.

(d)            The Adviser is not permitted to consummate on the Trust’s behalf any transaction that involves (i) the sale of any investment to or (ii) the acquisition of any investment from Rithm Capital, any Other Rithm Account or any of their Affiliates unless such transaction is approved by (x) an independent Compliance Reviewer, if applicable, or (y) a majority of the Trustees, including a majority of the Independent Trustees, not otherwise interested in such transaction. The Adviser will seek to resolve any conflicts of interest in a fair and reasonable manner in accordance with its prevailing policies and procedures with respect to conflicts resolution among Rithm Capital and/or Other Rithm Accounts generally, but only those transactions expressly requiring prior approval pursuant to this Section 8(d) shall be required to be presented for approval to the Independent Trustees or any committee thereof (unless otherwise required by the Declaration of Trust or the Investment Guidelines).

(e)            For the avoidance of doubt, it is understood that neither the Trust nor the Board has the authority to determine the salary, bonus or any other compensation paid by the Adviser to any director, officer, member, partner, employee, or shareholder of the Adviser or its Affiliates, including any person who is also a Trustee, officer or employee of the Trust.

9.             Relationship with Trustees and Officers. Subject to Sections 7 and 11 and to restrictions advisable with respect to the qualification of the Trust as a REIT, directors, managers, officers and employees of the Adviser or an Affiliate of the Adviser or any corporate parent of an Affiliate, may serve as a Trustee or officer of the Trust, except that no director, manager, officer or employee of the Adviser or its Affiliates who also is a Trustee or officer of the Trust shall receive any compensation from the Trust for serving as a Trustee or officer other than (a) reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board or (b) as otherwise approved by the Board, including a majority of the Independent Trustees, and no such Trustee shall be deemed an Independent Trustee for purposes of satisfying the Trustee independence requirements set forth in the Declaration of Trust. For so long as this Agreement is in effect (a) the Adviser shall have the right to designate a number of Trustees for election to the Board, which number will initially be two (each, an “Adviser Designee”); provided that if the number of Trustees constituting the Board is increased or decreased, the number of Adviser Designees will be increased or decreased proportionately (but in no event will the number of Adviser Designees (1) equal or exceed 50% of the total size of the Board or (2) be less than one); and (b) the Board shall consult with the Adviser in connection with filling of any vacancies created by the removal, resignation, retirement or death of any Trustee (other than in connection with a removal by Shareholders in accordance with the Declaration of Trust).

10.            Compensation.

(a)            The Trust will pay the Adviser a management fee (the “Management Fee”) equal to (i) prior to becoming a Publicly Offered REIT, 1.250% of NAV for all of the Trust’s outstanding Shares and (ii) after becoming a Publicly Offered REIT, (A) 1.250% of NAV for the Class S Common Shares, Class T Common Shares, Class D Common Shares and Class I Common Shares, and (B) 1.250% of NAV for Class J Common Shares and Class J-2 Common Shares, in each case, per annum and payable monthly in arrears, before giving effect to any accruals for the Management Fee, the Shareholder Servicing Fee, the Distribution Fee, the Performance Fee or any Distributions; provided, however, that the amount of the Management Fee paid to the Adviser by the Trust with respect to Class J Common Shares and Class J-2 Common Shares for any period shall be reduced by any Distribution Fees payable with respect to such shares for such period. The Adviser shall receive the Management Fee as compensation for services rendered hereunder. For the avoidance of doubt, after the Trust becomes a Publicly Offered REIT, no Management Fee shall be paid on Class E Common Shares. Any Management Fee shall be calculated and paid to the Adviser on a class-by-class basis, based on the NAV of each applicable class of Common Shares.

(b)            Commencing once the Trust becomes a Publicly Offered REIT, the Trust shall pay the Adviser a performance fee (the “Performance Fee”), which is accrued monthly and payable quarterly (or part thereof that this Agreement is in effect) in arrears. The Performance Fee shall be in an amount, not less than zero, equal to (i) 12.5% of Core Earnings for the immediately preceding quarter (each such period, a “Performance Measurement Period”), subject to a hurdle rate, expressed as a rate of return on average Adjusted Capital, equal to 1.25% per quarter (the “Hurdle Rate”), or an annualized hurdle rate equal to 5.0%. As a result, the Adviser does not earn a Performance Fee for any calendar quarter until Core Earnings for the applicable Performance Measurement Period exceeds the Hurdle Rate.

Once Core Earnings in a Performance Measurement Periods exceeds the Hurdle Rate, the Adviser shall be entitled to a “catch-up” fee equal to the amount of Core Earnings in excess of the Hurdle Rate, until Core Earnings for the applicable Performance Measurement Period exceeds a percentage of average Adjusted Capital equal to the Hurdle Rate divided by 0.875 (or 1 minus 0.125) for the applicable Performance Measurement Period. Thereafter, the Adviser shall be entitled to receive 12.5% of Core Earnings.

(c)            The Management Fee and Performance Fee may be paid, at the Adviser’s election subject to the ownership restrictions in the Declaration of Trust, in cash or cash equivalent aggregate NAV amounts of Class E Common Shares, or any combination thereof. If the Adviser elects to receive any portion of its Management Fee or Performance Fee in Class E Common Shares, the Adviser or any subsequent transferee thereof may elect, subject to the Trust’s ability to meet the applicable REIT requirements, to have the Trust repurchase such Class E Common Shares from the Adviser or any subsequent transferee at a later date at a repurchase price per Class E Common Share equal to the then NAV per Class E Common Share. Class E Common Shares obtained by the Adviser will not be, to the extent consistent with the Trust’s ability to meet the applicable REIT requirements, subject to the Trust’s share repurchase plan, including the repurchase limits or any early repurchase deduction.

(d)            In the event this Agreement is terminated or its term expires without renewal, the Adviser will be entitled to receive each of its prorated Management Fee and Performance Fee through the date of termination. Such pro ration shall take into account the number of days of any partial calendar month or calendar year for which this Agreement was in effect.

(e)            In the event the Trust commences a liquidation of its investments during any calendar year, the Trust will pay the Adviser the Management Fee and the Performance Fee from the proceeds of the liquidation.

11.            Expenses.

(a)            Subject to Sections 4(e) and 11(b), the Adviser shall be responsible for the expenses related to any and all personnel of the Adviser who provide investment advisory services to the Trust pursuant to this Agreement (including, without limitation, each of the officers of the Trust and any Trustees who are also directors, officers or employees of the Adviser or any of its Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel (“Adviser Expenses”); provided, however, that the Trust shall reimburse the Adviser for the Trust’s allocable portion of the total compensation, benefits and related expenses (including travel expenses) paid by the Adviser (or its Affiliates) to (i) the personnel of the Adviser or its Affiliates serving as the Trust’s chief financial officer and chief legal officer (based on the percentage of time such individuals devote, on the Adviser’s estimated basis, to the business affairs of the Trust and/or in acting on behalf of the Trust) and (ii) other corporate finance, tax, accounting, middle office, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Adviser or its Affiliates who spend all or a portion of their time managing the Trust’s affairs (based on the percentage of time such individuals devote, on the Adviser’s estimated basis, to the business affairs of the Trust and/or in acting on behalf of the Trust).

(b)            In addition to the compensation paid to the Adviser pursuant to Section 10 hereof, the Trust shall pay all of its costs and expenses directly or reimburse the Adviser or its Affiliates for costs and expenses of the Adviser and its Affiliates incurred on behalf of the Trust other than Adviser Expenses. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Trust are not Adviser Expenses and shall be paid or reimbursed by the Trust and shall not be paid or borne by the Adviser or Affiliates of the Adviser:

(i)             Organization and Offering Expenses;

(ii)            Acquisition Expenses;

(iii)           fees, costs and expenses in connection with the issuance and transaction costs incident to the trading, origination, acquisition, settling, disposition and financing of the Trust’s investments (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other investment costs fees and expenses actually incurred in connection with the pursuit, making, holding, originating, acquiring, settling, monitoring or disposing of actual or potential investments;

(iv)           fees payable to third parties, including agents, consultants or other advisers, relating to, or associated with, evaluating and making investments, and fees payable to rating agencies;

(v)            the actual cost of goods and services used by the Trust and obtained from either Affiliates of the Adviser or Persons not Affiliated with the Adviser, including fees paid to administrators, Independent Compliance Reviewers, consultants, attorneys, accountants, tax advisors, technology providers and other service providers, and brokerage fees paid in connection with the origination, acquisition, purchase and/or sale of investments;

(vi)           all fees, costs and expenses of legal, tax, accounting, consulting, auditing (including internal audit), finance, administrative, operations, treasury, investment banking, capital market, transfer agency, escrow agency, custody, prime brokerage, asset management, data or technology services and other non-investment advisory services rendered to the Trust by the Adviser or its Affiliates in compliance with Section 4(e) including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans and insurance with respect to all personnel of the Adviser other than those who provide investment advisory services to the Trust as described above;

(vii)          expenses of acquiring, originating, managing and disposing the Trust’s investments, whether payable to an Affiliate of the Adviser or a non-Affiliated Person;

(viii)         the compensation and expenses of the Trustees, including costs associated with events and trainings of the Trustees (including travel) (excluding those Trustees who are directors, officers or employees of the Adviser), and the cost of liability insurance to indemnify the Trustees and officers (including the portion of such insurance costs incurred by the Adviser and allocable to the Trust) and expenses incurred in connection with preparation of materials for meetings of the Board and its committees as well as subsequent compensation and expenses incurred in relation to such meetings of the Board and its committees;

(ix)            interest, fees and expenses arising out of borrowings made by the Trust, including, but not limited to, costs associated with the establishment and maintenance of any of the Trust’s credit facilities, other financing arrangements, or other indebtedness of the Trust (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Trust’s securities offerings, whether or not any facilities, financing arrangements or indebtedness are implemented or such securities are offered;

(x)            expenses connected with communications to holders of the Trust’s securities or securities of any subsidiary of the Trust and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of the Sarbanes-Oxley Act of 2002, as amended, compliance and costs associated with preparation and filing of filings, reports or other documents with the SEC (or other regulatory bodies), if necessary, and other reporting and compliance costs (as applicable), including registration fees, the costs payable by the Trust to any transfer agent and registrar, expenses in connection with the listing and/or trading of the Trust’s securities on any exchange, the fees payable by the Trust to any such exchange in connection with its listing, costs of preparing, printing and mailing the Trust’s annual report to the Shareholders and proxy materials, if any, with respect to any meeting of the Shareholders and any other reports or related statements;

(xi)            the Trust’s allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or Affiliates of the Adviser, technology service providers and related software/hardware utilized in connection with the Trust’s investment and operational activities;

(xii)           the Trust’s allocable share of expenses incurred by managers, officers, personnel and agents of the Adviser for travel on the Trust’s behalf and other out-of-pocket expenses incurred by them in connection with the election, origination, acquisition, financing, refinancing, sale or other disposition of an investment;

(xiii)         expenses relating to compliance-related matters and regulatory filings relating to the Trust’s activities (including, without limitation, expenses relating to the preparation and filing of Form PF, Form ADV, reports to be filed with the U.S. Commodity Futures Trading Commission, reports, disclosures, and/or other regulatory filings of the Adviser and its Affiliates relating to the Trust’s activities (including the Trust’s pro rata share of the costs of the Adviser and its Affiliates of regulatory expenses that relate to the Trust and Other Rithm Accounts));

(xiv)         the costs of any litigation involving the Trust or its assets and the amount of any judgments or settlements paid in connection therewith, trustees and officers liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Trust;

(xv)          all taxes and statutory, regulatory or license fees or other governmental charges of the Trust or any subsidiary thereof;

(xvi)         all insurance costs incurred in connection with the operation of the Trust’s business (including the portion of such insurance costs incurred by the Adviser and allocable to the Trust);

(xvii)        expenses incurred in connection with maintaining the status of the Trust as a REIT or the payments of interest, dividends or other Distributions in cash or any other form authorized or caused to be made by the Board to or on account of holders of the Trust’s securities, including, without limitation, in connection with any distribution reinvestment plan;

(xviii)       any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Trust, or against any Trustee or officer of the Trust or in his or her capacity as such for which the Trust is required to indemnify such Trustee or officer by any court or governmental agency;

(xix)          expenses incurred in connection with the formation, organization, continuation, liquidation and/or restructuring of any corporation, partnership, joint venture or other entity through which the Trust’s investments are made or in which any such entity invests;

(xx)           expenses incurred in connection with winding up and liquidating the Trust; and

(xxi)          expenses incurred related to industry association memberships or attending industry conferences on behalf of the Trust.

(c)            The Adviser may, at its option, elect not to seek reimbursement for certain expenses during a given period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(d)            Any reimbursement payments owed by the Trust to the Adviser may be paid, at the Adviser’s election, in cash or Class E Common Shares, or any combination thereof, and may be offset by the Adviser against amounts due to the Trust from the Adviser. Cost and expense reimbursement to the Adviser shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Trust.

(e)            Notwithstanding the foregoing, the Adviser shall pay for all Organization and Offering Expenses (other than Upfront Sales Loads, Shareholder Servicing Fees and Distribution Fees) incurred through the earlier of (i) the date that the Trust’s aggregate NAV is at least $200 million and (ii) the first anniversary of the date on which the Trust first calculates NAV. All Organization and Offering Expenses (other than Upfront Sales Loads, Shareholder Servicing Fees and Distribution Fees) paid by the Adviser pursuant to this Section 11 shall be reimbursed by the Trust to the Adviser in 60 equal monthly installments following the date on which the Adviser stops advancing Organization and Offering Expenses per the prior sentence; provided that, in the event the Trust commences a liquidation, all such Organization and Offering Expenses shall become due and payable and shall be reimbursed by the Trust to the Adviser in connection with, and prior to the completion of, such liquidation. Thereafter, the Trust will reimburse the Adviser for any Organization and Offering Expenses as and when incurred.

(f)            Notwithstanding the foregoing, the Adviser may pay for certain of the costs and expenses of the Trust contemplated by Section 11(b) above (excluding Organization and Offering Expenses) incurred through the earlier of (i) the date that the Trust’s aggregate NAV is at least $200 million and (ii) the first anniversary the date on which the Trust first calculates NAV. All such expenses (excluding Organization and Offering Expenses) paid by the Adviser pursuant to this Section 11(f) shall be reimbursed by the Trust to the Adviser in 60 equal monthly installments following the date on which the Adviser stops advancing such costs and expenses per the prior sentence; provided that, in the event the Trust commences a liquidation, all such costs and expenses shall become due and payable and shall be reimbursed by the Trust to the Adviser in connection with, and prior to the completion of, such liquidation. Thereafter, the Trust will reimburse the Adviser, as applicable, for certain of the costs and expenses of the Trust contemplated by Section 11(b) above (excluding Organization and Offering Expenses) as and when incurred.

12.            Other Services. Should the Board request that the Adviser or any director, manager, officer or employee thereof render services for the Trust other than set forth in Section 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Adviser and the Independent Trustees, subject to the limitations contained in the Declaration of Trust, and shall not be deemed to be services pursuant to the terms of this Agreement.

13.            No Joint Venture. The Trust, on the one hand, and the Adviser, on the other, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

14.            Term. This Agreement shall continue in effect, unless terminated in accordance with the terms hereof, for a period of two years from the Effective Date and shall be deemed renewed automatically each year for an additional one-year period, unless terminated in accordance with the terms hereof.

15.            Termination by the Parties. This Agreement may be terminated upon 60 days’ advance written notice without penalty by approval of a majority of the Board (including a majority of the Independent Trustees); or upon 60 days’ advance written notice by the Adviser. The provisions of Sections 16 through 21 shall survive termination of this Agreement.

16.            Assignment to an Affiliate. Except as set forth herein, the Adviser shall not assign, sell or otherwise dispose of all or any part of its right, title and interest in and to this Agreement to any Persons other than an Affiliate without the approval of a majority of the Trustees (including a majority of the Independent Trustees). Notwithstanding the foregoing, the Adviser may assign any rights to receive fees or other payments under this Agreement to any Person without obtaining the consent of the Board. This Agreement shall not be assigned by the Trust without the approval of the Adviser, except in the case of an assignment by the Trust to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Trust, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Trust is bound by this Agreement. This Agreement shall be binding on successors to the Trust resulting from a Change of Control or sale of all or substantially all the assets of the Trust and shall likewise be binding on any successor to the Adviser.

17.            Payments to and Duties of Adviser Upon Termination. After the Termination Date, the Adviser shall not be entitled to compensation for further services hereunder and shall not be entitled to a termination fee, except it shall be entitled to receive from the Trust, within 30 days after the effective date of such termination, all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement.

(a)            The Adviser shall promptly upon termination:

(i)             pay over to the Trust all money collected and held for the account of the Trust pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii)            deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(iii)           deliver to the Board all assets, including all investments, and documents of the Trust then in the custody of the Adviser; and

(iv)           cooperate with, and take all reasonable actions requested by, the Trust and Board in making an orderly transition of the advisory function.

18.            Indemnification by the Trust. The Trust shall indemnify and hold harmless the Adviser and its Affiliates, including their respective officers, managers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, and to the fullest extent possible without such indemnification being inconsistent with the laws of the State of Maryland or the Declaration of Trust.

19.            Indemnification by Adviser. The Adviser shall indemnify and hold harmless the Trust from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that (i) such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and (ii) are incurred by reason of the Adviser’s bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement; provided, however, that the Adviser shall not be held responsible for any action or inaction of the Board in following or declining to follow any advice or recommendation given by the Adviser.

20.            Non-Solicitation. During the term of this Agreement and for two (2) years after the Termination Date, the Trust shall not, without the consent of the Adviser, employ or otherwise retain any employee of the Adviser or any of its Affiliates or any person who has been employed by the Adviser or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Trust. The Trust acknowledges and agrees that, in addition to any damages, the Adviser may be entitled to equitable relief for any violation of this Section 20 by the Trust, including, without limitation, injunctive relief.

21.            Miscellaneous.

(a)            Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Declaration of Trust or the Bylaws or accepted by the party to whom it is given, and shall be given by being delivered by hand, by courier or overnight carrier, by registered or certified mail, by electronic mail or posted on a password protected website maintained by the Adviser and for which the Trust has received access instructions by electronic mail, when posted, using the contact information set forth herein:

The Trust:	Rithm Perpetual Life Residential Trust 799 Broadway, 8th Floor New York, NY 10003 Attention: Legal Department Email: legalnotices@rithmcap.com

with required copies to:	Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Attention: Jason A. Friedhoff Email: jfriedhoff@sidley.com

The Adviser:	RCM GA Manager LLC 799 Broadway, 8th Floor New York, NY 10003 Attention: Legal Department Email: legalnotices@rithmcap.com

with required copies to:	Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Attention: Jason A. Friedhoff Email: jfriedhoff@sidley.com

Any party may at any time give notice in writing to the other parties of a change in its address for the purposes of this Section 21(a).

(b)            Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or assignees.

(c)            Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision or provisions may be invalid or unenforceable in whole or in part.

(d)            Governing Law; Exclusive Jurisdiction; Jury Trial. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in Borough of Manhattan, New York for purposes of any suit, action or other proceeding arising from this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of the parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(e)            Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

(f)             Indulgences, No Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(g)            Gender; Number. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(h)            Headings. The titles and headings of Sections and Subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

(i)             Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)), or other transmission method. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

RITHM PERPETUAL LIFE RESIDENTIAL TRUST

By:	/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer and Chief Accounting Officer

RCM GA MANAGER LLC

By:	/s/ David Zeiden
Name: David Zeiden
Title: Chief Legal Officer

[Signature page to the Advisory Agreement]